Exhibit 10.1

ACQUISITION AGREEMENT

BY AND BETWEEN

THERMADYNE ITALIA S.R.L.

AND

MASE GENERATORS S.P.A.

RELATING TO

GEN SET S.P.A.

December 22, 2005

Marena, Bonvicini, Aghina & Ludergnani

STUDIO LEGALE

TABLE OF CONTENTS

ARTICLE 1 - PRELIMINARY COVENANTS		2

1.1	RECITALS AND ANNEXES	2

1.2	DEFINED TERMS	2

1.3	ACCOUNTING PRINCIPLES	2

ARTICLE 2 - SALE AND PURCHASE OF THE SHARES		3

2.1	SALE AND PURCHASE	3

2.2	CLOSING	3

2.3	NATURE OF THE AGREEMENT	3

ARTICLE 3 - PRICE - PAYMENTS		3

3.1	PRICE OF THE SHARES	3

3.2	PAYMENTS	4

ARTICLE 4 - ACTIONS PRIOR TO OR AT THE CLOSING DATE		4

4.1	CORPORATE ACTIONS	4

4.2	PERFORMANCE OF CLOSING	5

4.3	SIMULTANEOUS TRANSACTIONS	5

ARTICLE 5 - SELLER’S REPRESENTATIONS AND WARRANTIES		5

5.1	SELLER’S REPRESENTATIONS AND WARRANTIES	5

5.1.1	Power and authority of Seller	6

5.1.2	Share Capital of the Company	6

5.1.3	Title to the Shares	7

S.1.4	Good Standing	7

5.1.5	By-laws and corporate records	7

5.1.6	Powers of attorney	7

5.1.7	No conflict	8

5.1.8	Financial statements and accounting books	8

5.1.9	Interests in other entities—Shareholders Agreements	8

5.1.10	Receivables	9

5.1.11	Inventory	9

5.1.12	Title to Assets	10

5.1.13	Real Property and Leases	10

5.1.14	Intellectual property rights	11

5.1.15	Bank Accounts and Loans	12

5.1.16	Guarantees given by the Company	12

5.1.17	Material Contracts	12

5.1.18	Insurance policies	12

5.1.19	Taxes	13

5.1.20	Employees	13

5.1.21	Litigation	14

5.1.22	Conduct of Business	15

5.1.23	Compliance with laws	15

5.2	NO DISCLAIMER; NO OTHER REPRESENTATIONS AND WARRANTIES	15

ARTICLE 6 - INDEMNIFICATION OBLIGATIONS		16

6.1	INDEMNIFICATION BY SELLER	16

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6.2	INDEMNIFICATION BY BUYER	17

6.3	LIMITATIONS ON SELLER’S INDEMNIFICATION	17

6.4	THRESHOLD	17

6.5	CAP	18

6.6	TIME LIMITS	18

6.7	CLAIMS	19

6.8	THIRD PARTY CLAIMS	19

6.9	PAYMENT OF THE AMOUNT OF INDEMNIFICATION	20

6.10	PROVISIONAL PAYMENTS	20

6.11	EXCLUSIVE REMEDY	21

ARTICLE 7 - BUYER’S REPRESENTATIONS AND WARRANTIES		21

ARTICLE 8 - FURTHER COVENANTS		22

8.1	GUARANTEE OF THERMADYNE HOLDINGS	22

8.2	GUARANTEE OF MASE	22

8.3	AGREEMENTS WITH AFFILIATES OF THE THERMADYNE GROUP	22

8.4	INTERIM MANAGEMENT	23

8.5	NON COMPETITION	23

8.6	CONFIDENTIALITY	24

8.7	PRESS RELEASES	24

8.8	COOPERATION	25

ARTICLE 9 - MISCELLANEA		25

9.1	COSTS	25

9.2	SEVERABILITY	25

9.3	WAIVER	26

9.4	ENTIRE AGREEMENT	26

9.5	AMENDMENTS	26

9.6	NOTICES	26

9.7	APPLICABLE LAW	27

9.8	ARBITRATION	28

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ACQUISITION AGREEMENT

By this agreement dated as of December 22, 2005 (the “Agreement”) by and between

THERMADYNE ITALIA S.R.L., with registered offices in Via Stazione 5, Villanova D’ Ardenghi, Pavia, Italy, share capital Euro 46,482, Tax code and Register of Enterprises of Milano no. 07978050156, represented by Mr Oreste Cazzaniga, duly empowered (the “Thermadyne Italia” or the “Seller”, depending on the context)

and

MASE GENERATORS S.P.A., with registered offices in Via Tortona, 345, Cesena (Forli-Cesena), Italy, share capital Euro 3,500,000, Tax code and Register of Enterprises of Forli-Cesena no. 00687150409, represented by Mr. Luigi Foresti, duly empowered (“Mase”),

WHEREAS

A.                                    Thermadyne Italia is an affiliate of the Thermadyne Group (the “Thermadyne Group”), whose parent company is Thermadyne Holdings Corporation, Suite 300, 16052 Swingley Ridge Road, St. Louis, Missouri (“Thermadyne Holdings”);

B.                                    Thermadyne Italia is the sole shareholder of GEN SET S.P.A., a company organized and existing under the laws of Italy, having its registered office at Via Stazione 5, Villa-nova D’Ardenghi, Pavia, Italy, and an issued and fully paid share capital of Euro 7,488,000.00, tax code and Register of Enterprises of Pavia no. 102111540157 (the “Company”), active in the field of manufacture of, inter alia, power generators and motor welding;

C.                                    Thermadyne Italia is interested in selling, and Mase is interested in purchasing, through GEN SET S.R.L., a newly established company controlled by Mase and designated by it (“Newco” or, together with Mase, the “Buyer”), the entire share capital of the Company upon the terms and conditions set forth herein; and

D.                                    On November 8, 2005 Thermadyne Holdings and Mase entered into a letter of intent whereby the parties thereto agreed upon certain terms and conditions to be included in the Agreement (the “Letter of Intent”),

NOW THEREFORE IT IS AGREED AS FOLLOWS.

ARTICLE 1 - PRELIMINARY COVENANTS

1.1                               RECITALS AND ANNEXES

The recitals set out above, as well as the documents attached hereto as Annexes, form an integral and substantive part of the Agreement.

1.2                               DEFINED TERMS

Defined terms are used throughout the Agreement in the specific meaning respectively attributed to each of them herein. Terms defined in the plural include the singular and vice-versa.

Seller and Buyer are sometimes referred to collectively as the “Parties”.

1.3                               ACCOUNTING PRINCIPLES

For the purpose of the Agreement, reference is made to the rules of Italian law applicable to the drafting of financial statements, as integrated by, interpreted and applied in accordance with the accounting principles issued by the Commission of the “Consiglio Nazionale dei Dottori Commercialisti e dei Ragionieri” (the “Accounting Principles”).

ARTICLE 2 - SALE AND PURCHASE OF THE SHARES

2.1                               SALE AND PURCHASE

Subject to the terms and conditions set forth in the Agreement, Seller hereby agrees to sell to Buyer, and Buyer agrees to purchase, all the no. 7,488,000 shares representing 100% of the share capital of the Company (the “Shares”), free from all liens and encumbrances of any kind (the “Sale and Purchase”).

All rights and interests relating to the Shares, including accrued and unpaid dividends (“godimento”) are hereby transferred with effective date as of the Closing Date (as hereinafter defined).

2.2                               CLOSING

The Sale and Purchase shall take place, as specified herein (the “Closing”) at the office of the Notary Roberto Scotto, in Cesena, Corte Piero della Francesca, 49, on December 29, 2005, or such other date (not later than December 31, 2005) and place as the Parties may mutually agree in writing (the “Closing Date”).

2.3                               NATURE OF THE AGREEMENT

Upon Closing, the Agreement will have the nature of and will be considered as a definitive sale and purchase agreement, and shall remain in full force and effect until consummation of all relations deriving therefrom, with no need of further confirmation or repetition of the provisions of the Agreement in other documents.

ARTICLE 3 - PRICE – PAYMENTS

3.1                               PRICE OF THE SHARES

The aggregate purchase price for the Shares has been agreed between the Parties in the fixed amount of Euro 7,596,865 (seven million five hundred and ninety-six thousand eight hundred and sixty-five), subject to no adjustment (the “Price of the Shares”).

3.2                               PAYMENTS

The Price of the Shares shall be paid at the Closing Date, simultaneously with the Closing, as follows:

(a)                               the amount of Euro 4,900,000 (four million nine hundred thousand) shall be paid by Buyer to Seller in immediately available funds by means of wire transfer, with value date as of the date of payment, on the bank account and at the bank previously notified in writing by Seller to Buyer or, alternatively, at Buyer’s choice, by means of certified checks (“assegni circolari”) (the “Payment in Cash”); whilst

(b)                              the residual amount of Euro 2,696,865 (two million six hundred and ninety-six thousand eight hundred and sixty-five) shall be paid by Buyer to Seller according to separate agreements between the Parties, by offsetting respective credits vis-à-vis each other.

ARTICLE 4 - ACTIONS PRIOR TO OR AT THE CLOSING DATE

4.1                               CORPORATE ACTIONS

On the Closing Date, Seller shall cause that an ordinary shareholders’ meeting of the Company take place to resolve upon the following matters:

(a)                               resignation of all directors and statutory auditors of the Company;

(b)                              appointment of new directors and statutory auditors, as per the previous written instructions of Buyer; and

(c)                               formal waiver of any and all claims of the Company vis-à-vis each of the above resigning directors and statutory auditors, pursuant to Article 2393 of the Italian

Civil Code, except in case of gross negligence and wilful misconduct (‘dolo o colpa grave’).

4.2                               PERFORMANCE OF CLOSING

At Closing each of the Parties shall take or cause to be taken the following actions:

(a)                               Seller shall deliver to Buyer all the share certificates representing the Shares, duly endorsed in favour of Buyer;

(b)                              Buyer shall pay to Seller the Payment in Cash;

(c)                               Seller and Buyer shall execute and deliver any other instrument or document in connection with the Sale and Purchase, including the required stamp duty form, as required for the completion of the Sale and Purchase; and

(d)                              the transfer of the Shares shall be recorded in the Company’s shareholders’ book.

4.3                               SIMULTANEOUS TRANSACTIONS

Any and all actions and transactions constituting the Closing, including without limitation all deeds, instruments and documents to be executed at Closing and deliveries to be made at Closing pursuant to the Agreement, shall be regarded for the purposes of the Closing as a single transaction so that such actions and transactions shall be deemed to occur simultaneously, and no such transaction shall be deemed to have been consummated until all such transactions have been consummated.

ARTICLE 5 - SELLER’S REPRESENTATIONS AND WARRANTIES

5.1                               SELLER’S REPRESENTATIONS AND WARRANTIES

Seller hereby gives Buyer the following representations and warranties (the “Seller’s Representations and Warranties”), as qualified by the specifications and/or additional information set out in the disclosure schedule attached hereto as Annex A (the “Disclosure Schedule”).

It is agreed that (i) the Disclosure Schedule is an integral part of the Seller’s Representations and Warranties, (ii) the Seller’s Representations and Warranties refer to the date hereof and to the Closing Date, unless otherwise specified therein; and (iii) said Seller’s Representations and Warranties will continue in full force and effect for the period, depending on the nature of each of them, specified in the Agreement.

5.1.1                     Power and authority of Seller

Seller has full power and authority to perform the Sale and Purchase, as well as the power to transfer the Shares to Buyer, as provided for in the Agreement.

Seller has taken all actions necessary to authorize execution, delivery and performance of the Agreement.

All consents, approvals, authorizations and other requirements provided for by any law which must be obtained or satisfied by Seller and which are necessary for the execution and delivery by Seller of the Agreement and the consummation of the transactions contemplated herein have been obtained and satisfied.

Seller has obtained all required or appropriate consent to the Sale and Purchase from its lenders.

5.1.2                     Share Capital of the Company

As of the Closing Date, the share capital of the Company is equal to Euro 7,488,000.00, and is represented solely by the Shares. The Shares are duly authorized, validly issued, outstanding and fully paid up.

There are no pending transactions on the capital of the Company, neither in form of payments attributable to future capital increases nor as financing by the shareholder, and no third party may claim any right in connection with the Shares or the issuance of new shares of the Company.

Since December 23, 2004 until the Closing Date no dividends have been or shall be resolved nor distributed, in any form.

5.13                        Title to the Shares

Seller has full legal title to the Shares and full right, power and authority to the sale and transfer thereof.

The Shares represent 100% of the share capital of the Company.

At the Closing Date the Shares shall be free and clear of any pledges, liens, encumbrances, restrictions or commitments and of any rights of third parties.

The transfer of the Shares by Seller to Buyer provided for herein shall vest in Buyer legal and beneficial title to the Shares.

5.1.4                     Good Standing

The Company is duly organized, validly existing and in good standing under the Italian law, and has full right and authority to carry on its activity as now conducted and to own its properties.

5.1.5                     By-laws and corporate records

A complete copy of the up-dated by-laws of the Company has been delivered to Buyer prior to the date hereof.

The Company has duly kept all corporate books and records which are mandatory under Italian law.

5.1.6                     Powers of attorney

The Disclosure Schedule contains a list of all powers of attorney granted by the Company and currently in force.

5.1.7                     No conflict

The execution and delivery of the Agreement by Seller and the fulfilment of the obligations provided for herein at the charge of Seller is neither in conflict with, nor shall result in a material violation or breach of any binding obligation of Seller, nor to the best of Seller’s knowledge of any laws, regulations or orders of the judicial authority or of any other competent authorities applicable to Seller nor shall cause the anticipated termination of any agreement or licence of which the Company is a party or howsoever applicable to any of its assets and properties.

5.1.8                     Financial statements and accounting books

The financial statements of the Company as of December 31, 2004, copy of which is attached hereto as Annex B/l (the “2004 Financial Statements”) have been prepared in accordance with the applicable law and by applying the Accounting Principles on a consistent basis and are true, real and correct and give a true and fair view of the Company’s financial position and the results of its operations and correctly reflect all assets and liabilities of the Company as at their reference date.

The pro-forma financial statements of the Company as at September 30, 2005, copy of which is attached hereto as Annex B/2 (the “Pro-Forma Financial Statements”) have been prepared broadly on the basis of the 2004 Financial Statements.

The 2004 Financial Statements and the Pro-Forma Financial Statements are herebelow sometimes collectively referred to as the “Financial Statements”.

The accounting books and records (“scritture contabili”) of the Company are complete and have been regularly kept in accordance with the applicable laws.

5.1.9                     Interests in other entities – Shareholders Agreements

Expect for the shareholding interest equal to 90% of the capital of OCIM Sri (“Ocim”), and except as otherwise specified in the Disclosure Schedule, the Company has no direct or indirect participations and/or interests of any kind in other entities.

At the Closing Date the Company shall not be part of any put and call or other shareholders agreement concerning Ocim.

5.1.10              Receivables

It is acknowledged that point 5.1.10 of the Disclosure Schedule specifies certain intercompany accounts receivable, which (i) have been past due for more than 12 months and are expected not to be paid, and (ii) are excluded from the Seller’s Representations and Warranties (the “Excluded Receivables”).

It is further acknowledged that the receivable versus the Spanish distributor GREYMO S.A., equal to Euro 323,914, shall be included among the Excluded Receivables.

Such Excluded Receivables will be transferred to Seller, pro-soluto, for an aggregate amount of Euro 1,000 promptly after the Closing Date and effective as of January 2, 2006, by means of the exchange of letters according to the text attached hereto as Annex C, it being understood that until such transfer the Company shall not attempt to collect any of such Excluded Receivables.

Except for the Excluded Receivables, all accounts receivable, notes receivable and other credits of the Company as are reflected in the Financial Statements and, for the period from October 1, 2005 to the Closing Date, will be reflected in the Company’s accounting books, are and shall be valid and existing and, to the best of Seller’s knowledge, are collectable in the ordinary course of business consistent with past practice.

5.1.11              Inventory

(a)                                  Point 5.1.11 of the Disclosure Schedule identifies certain no moving and slow moving inventory items, respectively defined as products with no sales in the last 24 months and as products having a turnover not in line with the normal business standards, which are valued in the aggregate of Euro 1,200,820.69, and for which Buyer acknowledges that the expected recovery value is lower than the corresponding book value, net of the relevant provision reflected in the

Company’s Financial Statements, and that the Buyer will not seek indemnification, pursuant to the Agreement or otherwise, for such difference (the “Excluded Inventory”).

(b)           Without prejudice for the above clause (a):

(i)            the quantities of inventory items reflected in the accounting books (including the Excluded Inventory) are effectively existing, it being understood that physical differences in inventory items having an aggregate book value up to a maximum amount of Euro 250,000 (two hundred and fifty thousand) will not be taken into account; and

(ii)           all inventory items (excluding the Excluded Inventory) are saleable and/or usable.

5.1.12              Title to Assets

The Company has full legal title to all plants, machinery, equipment, and other assets reflected in the Financial Statements and in general in the accounting books of the Company.

Except as otherwise specified in the Disclosure Schedule, all such assets owned by the Company are subject to no liens, pledges, mortgages, encumbrances, reservations of ownership or rights of any kind of any third parties.

All plants, machinery and equipment and the other assets used by the Company are in good operating conditions as to the use they are destined to, except for the ordinary wear and tear.

5.1.13              Real Property and Leases

The Disclosure Schedule contains a true and correct list of each parcel of real property owned (the “Owned Real Property”) and of each parcel of real property leased (the “Leased Real Property”) by the Company (as lessor or lessee) and all liens relating to or affecting any parcel of real property referred to above; provided that Buyer hereby acknowledges that: (i) the Company has requested a cadastral search on its real estate; and (ii) such search shall replace item 5.1.13 of the Disclosure Schedule, should the results of such search be different from the list provided in the Disclosure Schedule, along with any other Owned Real Property not evidenced in the cadastral search. Except as otherwise specified in the Disclosure Schedule, the Company has good and valid title to the Owned Real Property and a valid leasehold in the Leased Real Property, in each case free and clear of any liens. The Owned Real Property is in material compliance with all applicable provisions of substantive law or public approvals, including applicable zoning, building and workplace safety and environmental protection laws and regulations, and, in general, there are no legal or administrative proceedings pertaining to the Owned Real Property which have not been settled.

5.1.14              Intellectual property rights

The Disclosure Schedule contains a list of all patents, patent applications, inventions, trademarks, trade names, copyrights, trade secrets and know-how presently owned or used by the Company (the “Intellectual Property Rights”), related to, or necessary for its activity as presently conducted, as well as a list of all contracts in force of which the Company has granted or obtained the right to use such Intellectual Property Rights.

Such Intellectual Property Rights are free and clear of any pledges, liens, encumbrances, restrictions or commitments and of rights of any kind of any third parties.

All relevant registrations are in full force and effect and all due accomplishments and payments related to such registrations have been regularly performed and paid.

No claims or proceedings for infringement of any rights of a third party has been received, is pending or is known to be threatened against the Company and none of the products sold by the Company infringes rights of any kind of any third parties.

No intellectual property rights necessary for the activity of the Company as presently conducted are owned by Seller, either directly or indirectly, provided however that,

should any such intellectual property rights, after the Closing Date, result to be the property of Seller, it will be transferred to the Company at no cost.

5.1.15              Bank Accounts and Loans

All bank accounts maintained by the Company, as well as all loans and/or credit facilities of the Company, are listed in the Disclosure Schedule.

5.1.16              Guarantees given by the Company

There are no outstanding bank or other guarantees, letters of patronage and comfort letters issued by the Company in favour of any third parties.

5.1.17              Material Contracts

All contracts or agreements, including sale and purchase orders, presently in force with the Company which are material for it (i.e. of a value higher than Euro 50,000 unless otherwise specified in the Disclosure Schedule) are listed in the Disclosure Schedule, and a copy thereof has been provided to Buyer before the date hereof. For the avoidance of any doubt, Buyer acknowledges that the Disclosures Schedule lists the current commercial agreements for foreign countries, including (but not limited to) those with Camstony and Welcon.

All contracts or agreements entered into by the Company are fully in force and effect; to the best of Seller’s knowledge, the Company is not in material breach under any such contract or agreement, nor has it received any notice of termination or otherwise implying such termination, and no anticipated termination or, as to loan agreements, anticipated reimbursement, shall be in any way caused by the transactions contemplated in the Agreement.

5.1.18              Insurance policies

The properties and assets of the Company are covered by insurance policies against such types of risks that as are customary and appropriate In their industry, copies of which have been provided to Buyer before the date hereof, and a list of which is attached to the Disclosure Schedule.

Such policies are valid and in force, and there are no damages still to be liquidated, premiums due and not paid, nor any other unfulfilment or claim in respect thereof.

5.1.19              Taxes

The Company is in compliance with all obligations arising from the applicable laws and regulations in tax matters, customs duties and other fiscal charges.

In particular Seller hereby confirms as follows:

(a)                                  all direct taxes due have been entirely and timely paid or adequately reserved for;

(b)                                 all indirect taxes payable have been regularly paid;

(c)                                  all withholding taxes have been properly applied on any relevant revenues, including on accrued interests on loans and intercompany facilities;

(d)                                 all taxes, customs duties, or other fiscal charges arising in any way whatsoever in relation with any performed transactions have been regularly paid;

(e)                                  all tax declarations required by law to be filed have been correctly filed with the appropriate authorities; and

(f)                                    no tax requests, claims or proceedings are pending, nor to the best of Seller’s knowledge there are circumstances which could give rise to such requests, claims or proceedings.

5.1.20              Employees

(a)                                  The Disclosure Schedule lists the names of all the employees of the Company, specifying the relevant level, seniority, cash compensation or salary;

(b)           the employees of the Company are correctly placed in their respective category and compensated pursuant to the applicable laws and collective bargaining agreements and the relevant termination indemnity funds (“Trattamento di Fine Rapporto”), when applicable, have been correctly reserved for, and there are no other special arrangements for additional compensation;

(c)           the Company has filed and performed all declarations, returns and all the requirements with respect to social security and welfare laws and regulations.

All insurance, social security and welfare charges and contributions due by the Company have been regularly paid or reserved for;

(d)           no claims or proceedings are pending against the Company started by any of its employees or by the relevant labour or social security authorities, and in general there is no litigation concerning labour matters relating to facts preceding the date hereof, nor to the best of Seller’s knowledge there are circumstances which could give rise to such litigations;

(e)           the Company has no collective agreements other than the applicable “Contratto Collettivo”, nor corporate pension plans or profits sharing arrangements; and

(f)            the Company is in material compliance with all laws and applicable labour collective agreements respecting employment and employment practices, terms and conditions of employment, pay equity, wages and hours and laws.

5.1.21     Litigation

Except as provided in the Disclosure Schedule, there are no actions, suits, investigations or proceedings pending or, to the best of Seller’s knowledge, threatened against the Company, in any court or before any authorities and/or arbitral or similar bodies; the Company is not subject to any order, judgment or decree or the like with any authority; there are no claims pending against the Company, and, to the best of Seller’s knowledge, there are no circumstances which could give rise to any of the above, except as otherwise specified in point 5.1.21 of the Disclosure Schedule, it being expressly understood that the litigation threatened by the Spanish distributor GREYMO S.A. and the lawsuit with Michael E. Mahoney (the “Litigations”), which will both remain at the charge of Seller, which shall exclusively defend such claims, and for which consequently Seller shall remain liable towards Buyer.

5.1.22     Conduct of Business

Since October 1, 2005 until the Closing Date the business of the Company has been and shall be carried, on in the ordinary course.

5.1.23     Compliance with laws

The Company has complied in all material respects with and is not in default under or in violation of any law, statute, rule, regulation, order, code, license, permit, authorization or other provisions relating to it or its properties and assets or applicable to its business, including in particular, but not limited to, those concerning fire-fighting, health and security, zoning, building and environmental matters.

In particular the products sold by the Company are in compliance with, and do not violate, any law and regulation of any country where they are sold.

There are no claims, actions, proceedings or orders pending for alleged violation of the above laws and regulations, including in particular those relating to product liability, nor to the best of Seller’s knowledge there are circumstances which could give rise to such claims, actions, proceedings or orders.

5.2          NO DISCLAIMER; NO OTHER REPRESENTATIONS AND WARRANTIES

It is expressly agreed that:

(a)           the disclosures made by Seller to Buyer under the Disclosure Schedule concerning the Litigations; and

(b)          any due diligence investigations of any kind made by Buyer on the Company which have been made before the date hereof,

shall not limit or otherwise impair Seller’s Representations and Warranties or affect the rights of Buyer under the Agreement in any way whatsoever.

Except for the representations and warranties expressly contained in this Article 5, the Seller does not make any representations and warranties (whether expressed or implied) in connection with the execution and delivery of this Agreement.

ARTICLE 6 - INDEMNIFICATION OBLIGATIONS

6.1          INDEMNIFICATION BY SELLER

Seller shall indemnify Buyer for:

(a)          any loss or damage deriving from the breach of Seller’s Representations and Warranties set forth in paragraphs 5.1.1, 5.1.2, 5.1.3 and 5.1.4;

(b)          any lack of assets or any and all liabilities of the Company, whether absolute, accrued, contingent or otherwise, existing at the Closing Date or arising out of any fact, act or omissions occurred on or prior to such date, to the extent that any such liability is not reflected in the Financial Statements; and

(c)          any and all costs, losses or damages incurred by Buyer and/or the Company, in connection with any breach of the Seller’s Representations and Warranties to the extent they are not indemnified pursuant to clauses (a) or (b) above.

The indemnification for the items provided for under clauses (a), (b) and (c) above, (hereinafter, the “Liabilities”) shall be made upon the following terms and conditions (the “Indemnification”).

6.2          INDEMNIFICATION BY BUYER

Buyer hereby agrees to defend and hold harmless Seller and its partners, shareholders, managers, officers, directors, employees, agents, successors and assigns, from and against any damage, liability, loss, claim, suit, proceeding, cost or expense (including settlement costs, interest, penalties, reasonable attorneys’ fees or other expenses for investigation or defense) of any actions or threatened actions occasioned by, resulting from or arising out of any breach of any of Buyer’s Representations and Warranties (as hereinafter defined).

6.3          LIMITATIONS ON SELLER’S INDEMNIFICATION

The amount of the Indemnification (the “Amount of the Indemnification”) shall be equal to the amount corresponding to any Liabilities, increased by direct financial charges in connection with such Liability, if any, after deduction of:

(a)          the amount of the specific reserve fund, if any, posted for the relevant Liability in the Financial Statements except that (i) the reserve fund posted for the Excluded Receivables cannot be utilized for any unpaid receivable and (ii) the reserve fund posted for the Excluded Inventory cannot be utilized for other inventory items; and

(b)          the amount of any contingent assets which should arise with respect to the Financial Statements and referred to the period of operation of the Company prior to the Closing Date, except for any plus-values existing in and capital gains deriving from the sale of fixed assets or inventory items.

6.4          THRESHOLD

Except for Liabilities concerning tax matters and/or the Litigations, it is further understood that for any other Liabilities Seller’s Indemnification obligations shall not arise until the Amount of Indemnification in the aggregate exceeds Euro 100,000 (one hundred thousand) (the “Threshold”).

Should the amount of the Threshold be exceeded, Seller shall be liable to pay to Buyer the entire Amount of Indemnification and any subsequent Amount of Indemnification.

6.5          CAP

The Parties acknowledge that Seller’s Indemnification obligation, except for Liabilities concerning the Litigations in no event shall exceed, in the aggregate, Euro 1,000,000 (one million) or, if deriving from Liabilities concerning tax matters, Euro 1,250,000 (one million two hundred and fifty thousand).

For the avoidance of doubt, it is hereby specified that in no case the maximum aggregate liability of the Seller pursuant to the Seller’s Indemnification obligations arising out of the Liabilities and Liabilities concerning tax matters shall exceed Euro 1,250,000.

6.6          TIME LIMITS

The Indemnification obligation of Seller shall apply to any Claim (as hereinafter defined) made by Buyer within the following time limits:

(a)          with respect to the Seller’s Representations and Warranties set forth in paragraph 5.1.3 for a period of eighteen (18) months after the Closing Date;

(b)          as to Liabilities concerning tax, customs duties, labour and social security and environmental matters, until expiration of the applicable statute of limitations; and

(c)          eighteen (18) months from the Closing Date as to Liabilities of any other nature.

6.7          CLAIMS

A person entitled to assert a claim for indemnification, (a “Claim” or “Claims”, as the case may be) under the Agreement (the “Indemnitee”), by sending a written notice thereof to the other Party (the “Indemnitor”), promptly but in no event later than 30 (thirty) days after becoming aware of any circumstances giving rise to the Claim, stating in said notice its nature, basis and, to the extent practicable, its estimated amount and the following shall apply:

(a)          upon receipt of the Claim, the Indemnitor shall have 30 (thirty) days to submit its objections, if any (the “Objections Term”);

(b)          should the Indemnitor fail to give notice thereof within the Objections Term the Claim shall be considered as finally accepted by the Indemnitor; and

(c)          should, on the contrary, the Indemnitor submit its objection within the Objections Term, and the Parties would not find an agreement upon such Claim (the “Agreement on the Claim”) within 30 (thirty) days from the elapsing of the Objections Term, either Party may have recourse to arbitration as provided for herein.

6.8          THIRD PARTY CLAIMS

In case of any proceedings started or claim laid by third parties against the Company or Buyer which may originate an Indemnification obligation of Seller pursuant to the Agreement (the “Third Party Claims” or the “Third Party Claim”, as the case may be), the following shall apply:

(a)          Buyer shall promptly, but in no event later than 10 (ten) business days after becoming aware thereof, inform Seller in writing of the Third Party Claim;

(b)          Seller shall have the right to participate in the defense against the Third

Party Claim by appointing, at its own expense, its own advisors and/or legal counsel to defend together with Buyer’s counsel; provided that Seller shall not be liable for any legal expense incurred by Buyer in connection with defense of the Third Party Claim; and

(c)          any settlement related to said Third Party Claim shall require the previous written consent of the Seller, which consent shall not be unreasonably withheld.

6.9          PAYMENT OF THE AMOUNT OF INDEMNIFICATION

Without prejudice for any provisional payment as specified in paragraph 6.10 below, any Amount of Indemnification due by Seller pursuant to the Agreement shall be paid to Buyer within 30 days from either:

(a)          the elapsing of the Objection Term, should Seller have accepted the Claim or failed to raise any objection to same;

(b)          the date of the Agreement on the Claim;

(e)          the date of issuance of an arbitration award as provided for herein; and

(d)          the date of issuance of an arbitration award or of the relevant court decision, or of the relevant settlement, in case of a Third Party Claim,

by means of wire transfer of immediately available funds to the current account and with the bank as previously indicated by Buyer to Seller in writing.

6.10        PROVISIONAL PAYMENTS

Seller, if so requested by Buyer, shall have to make available to the Company the amounts to be paid by same on the basis of tax assessments or other fiscal orders or judicial or administrative decisions even when only provisionally enforceable, provided that the Company or Buyer shall reimburse Seller of the sums subsequently recovered by the Company or Buyer, net of any taxes at the charge of the Company or Buyer, if any, in connection with any Amount of Indemnification paid by Seller.

6.11        EXCLUSIVE REMEDY

Except for claims of fraud or intentional misrepresentation, the indemnities provided for in this Article 6 shall be the exclusive remedy for breach of the Seller’s Representations and Warranties in lieu of any other right or remedy provided by applicable law or otherwise.

ARTICLE 7 - BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer hereby represents and warrants to Seller as follows (the “Buyer’s Representations and Warranties”):

(a)          Mase is and Newco will be a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Mase has full right and authority to carry on its activity as now conducted and to own its properties;

(b)          Buyer will have all requisite power and authority to execute and deliver the Agreement and to fully perform Buyer’s obligations hereunder and to consummate the transactions contemplated hereby;

(c)          Buyer will have taken all actions necessary to authorize execution, delivery and performance of the Agreement;

(d)          Buyer has all requisite financial ability and resources to execute, deliver and perform its obligations under the Agreement;

(e)          all consents, approvals, authorizations and other requirements provided for by (i) any law, rule or regulation of any government or agency; or (ii) any judgment, order, writ, decree, permit or license of any court or other agency or any government; which must be obtained or satisfied by Buyer and which are necessary for the execution and delivery by Buyer of the Agreement and the consummation of the transactions contemplated in the Agreement shall have been obtained and satisfied;

(f)           neither the execution and delivery of this Agreement nor the performance or consummation of the transactions contemplated hereby will conflict with, or result in a breach or violation of, constitute a default under, or accelerate the performance provided by the terms of (A) any contract, agreement, commitment or instrument to which Buyer is a party or by which Buyer or any of its assets are bound or committed; or (B) Mase or Newco’s certificate of incorporation, by-laws or other governing instrument.

ARTICLE 8 - FURTHER COVENANTS

8.1                               GUARANTEE OF THERMADYNE HOLDINGS

By executing the Agreement, Thermadyne Holdings unconditionally guarantees the performance of any and all obligations of Seller under the Agreement and assumes the further undertakings set forth below.

8.2                               GUARANTEE OF MASE

By executing the Agreement, Mase unconditionally guarantees the performance of any and all obligations of Newco under the Agreement.

8.3                               AGREEMENTS WITH AFFILIATES OF THE THERMADYNE GROUP

Thermadyne Holdings and Thermadyne Italia shall cause that - on or promptly after the Closing Date, but in any event effective as of the Closing Date – all agreements and/or arrangements existing between the Company and any affiliate of the Thermadyne Group are terminated by mutual agreement with the Company, provided that (i) any such affiliate of the Thermadyne Group shall not be entitled to have or to claim from the Company any indemnification or other payment due by the Company in connection with such termination; (ii) all outstanding accepted orders existing at the date hereof shall be completed.

It is agreed that, upon such termination, Thermadyne Holdings and Thermadyne Italia shall use their commercial best efforts so that the affiliates of the Thermadyne Group reconstitute with the Company new commercial arrangements for the purchase of products of the Company, at market terms and conditions to be agreed upon.

8.4          INTERIM MANAGEMENT

Except as may be expressly permitted by Buyer in writing upon request by Seller, it being understood that such Buyer’s consent shall not be unreasonably withheld, Seller shall procure that in the period between the date hereof and the Closing Date the Company conducts its business in the normal and ordinary course consistent with past practice without disposing of any material assets, buying new material assets and/or entering into any extraordinary transaction; use reasonable efforts to preserve intact its organization; continue in full force and effect all existing insurance policies; and use all reasonable efforts to preserve relations with suppliers, customers and others having business dealings with it in a manner consistent with past practices.

8.5          NON COMPETITION

Seller undertakes that, after the Closing Date and for a period of at least five years, it shall not, whether on its own account or in conjunction with or on behalf of or through any entity, person, firm, company or other organization, and in any form whatsoever, and whether as a principal, agent, consultant or in any other capacity whatsoever, directly or indirectly, operate in the field of the manufacture, marketing or sale of power generators in the territory of Europe, North and South America and Far East, provided that such non competition obligation shall not apply to:

(i)         the activity currently operated through Ocim;

(ii)        the purchase and sale of products of the Company supplied by it to affiliates of the Thermadyne Group; and

(iii)       occasional not material sales of power generators which Thermadyne Group may from time to time make to its welding customers as a part of its existing commitment to service them.

It is expressly acknowledged by Seller that the compensation for the above non competition obligation has been taken into account in the determination of the Price of the Shares.

8.6                               CONFIDENTIALITY

Unless compelled to disclose by judicial or administrative orders or by requirements of law, or disclosed in action or proceeding brought by a Party hereto in pursuit of its rights or in exercise of its remedies hereunder, each Party shall, and shall use its best efforts to cause its affiliates and its officers, employees, counsels, accountants, financial advisors, consultants or other representatives to, keep confidential the contents of the Agreement and all documents and information concerning the other Party furnished to it by the other Party in connection with the Agreement.

8.7                               PRESS RELEASES

Neither Party shall make any public announcements or issue press releases without previously agreeing with the other Party the contents and timing thereof, provided however that each Party may make all announcements and disclosures that may be required by applicable laws or regulations, previously consulting, to the extent that it is feasible, the other Party concerning such announcements and disclosures.

8.8                               COOPERATION

The Parties shall render each other their best cooperation to solve any operational issue which may arise in connection with the Sale and Purchase, and, in such a framework, will be ready to execute any deed of integration of the Agreement as may be necessary for the best performance of same.

Furthermore, the Buyer shall cooperate with the Thermadyne Group in connection with the group’s annual audit review for the 2005 fiscal year.

ARTICLE 9 - MISCELLANEA

9.1                               COSTS

Buyer and Seller shall each bear their own expenses, costs and fees (including, without limitation, brokers, investment bankers, attorneys’ and auditors’ fees) in connection with the Agreement and the transactions contemplated hereby.

The costs associated with the transfer of the Shares (such as notarial fees, stamp duties and others, if any) shall be as to 2/3 at the charge of Buyer and as to 1/3 at the charge of Seller.

9.2                               SEVERABILITY

Should one or more provisions contained herein be invalid or unenforceable in all or in part under the applicable provisions of law, the invalid or unenforceable provision(s) shall be severed from the Agreement and the Parties shall in good faith negotiate and agree to replace such provision(s) with other(s) having the same or similar economic effect to the maximum extent as permitted by law.

9.3                               WAIVER

Neither Party shall have been deemed to have waived rights arising out of the Agreement or out of any default or breach hereunder by the other Party, unless such Party acknowledges such waiver in writing.

No waiver of any default or breach of a provision hereof shall be construed as to constitute a waiver of any further default or breach thereunder, whether similar or not, or as a waiver of the provisions itself.

9.4                               ENTIRE AGREEMENT

The Agreement merges and supersedes any previous agreements or understandings among the Parties, written or verbal, concerning the subject matter hereof, including but not limited to the Letter of Intent; represents (together with any documents referred to herein) the entire agreement among the Parties; and may not be contradicted by evidence of any prior agreement or understanding, whether written or verbal.

9.5                               AMENDMENTS

Any modifications or amendments to the Agreement shall only be valid and binding if in writing and duly signed by the Parties.

9.6                               NOTICES

Any notice or communication between the Parties in connection with the Agreement shall be valid if made in writing and delivered in person or sent by registered letter or telefax confirmed by registered letter, as follows (without prejudice to future changes communicated in accordance herewith):

if to Buyer, to:

Thermadyne Italia Srl

c/o Thermadyne Holdings Corporation

Suite 300, 16052 Swingley Ridge Road

St. Louis, Missouri 63017 (USA)

telefax: 001.636.728.3010

Attention: Ms. Patricia S. Williams

copy to:

Thermadyne Italia Srl

Mr. Oreste Cazzaniga

Via A. Boito, 12

Monza (Milano), Italy

telefax; 02.96458902

if to Seller to:

Mase Generators SpA

Via Tortona, 345

Cesena (Forli-Cesena), Italy

telefax: 0547.317555

Attention: Mr. Luigi Foresti

Notices delivered in person shall be effective immediately; notices sent by telefax shall be effective immediately if received on a business day or, if not, on the first subsequent business day; notices sent by registered letter shall be effective upon receipt unless the letter merely confirms a previous notice sent by telefax.

9.7                               APPLICABLE LAW

The Agreement shall be governed by, and construed in accordance with, the laws of Italy.

9.8                               ARBITRATION

All disputes arising out of or in connection with the Agreement shall be finally settled under the National Rules of Arbitration of the National and International Chamber of Commerce of Milan by three arbitrators appointed in accordance with the said Rules.

The arbitrators will issue the award applying the rules of law (i.e. ‘arbitrato secondo diritto’).

The arbitration procedure shall be held in Milan, Italy and the arbitrators, taking into account the language of the Agreement or of other related documents, if any, must be fluent in the English language.

LIST OF ANNEXES

Annex A	-	Disclosure Schedule
Annex B/l	-	2004 Financial Statements
Annex B/2	-	Pro-Forma Financial Statements
Annex C	-	Transfer of the Excluded Receivables

THERMADYNE ITALIA S.R.L.	MASE GENERATORS S.P.A.

/s/ Oreste Cazzaniga	/s/ Luigi Foresti
(Oreste Cazzaniga)	(Luigi Foresti)

THERMADNYE HOLDINGS CORPORATION

/s/ Patricia S. Williams
(Patricia S. Williams)